UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2019
Chegg, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-36180	20-3237489
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3990 Freedom Circle Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)
(408) 855-5700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
The information set forth in Item 8.01 of this report under the headings “Additional Capped Call Transactions” is incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 8.01 of this report is incorporated by reference into this Item 2.03.
Item 3.02. Unregistered Sales of Equity Securities.
The information set forth in Item 8.01 of this report is incorporated by reference into this Item 3.02.
Item 8.01. Other Events.
On April 3, 2019, in accordance with that certain Purchase Agreement (the “Purchase Agreement”) dated March 21, 2019, with Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), the Initial Purchasers notified Chegg, Inc. (the “Company”) of the full exercise of their option to purchase additional 0.125% Convertible Senior Notes due 2025. On April 5, 2019, the Company issued an additional $100.0 million aggregate principal amount of its 0.125% Convertible Senior Notes due 2025 (the “Option Notes”) to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. As described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2019 (the “Form 8-K”), on March 26, 2019 the Company issued $700.0 million aggregate principal amount of its 0.125% Convertible Senior Notes due 2025 (the “Initial Notes” and together with the Option Notes, the “Notes”). The Option Notes have the same terms as the Initial Notes, and are issued under the same indenture dated as of March 26, 2019 between the Company and Wells Fargo Bank, National Association, as trustee, as described in the Form 8-K. The net proceeds from the sale of the Option Notes was approximately $97.6 million, after deducting the Initial Purchasers’ discount.
Additional Capped Call Transactions
In connection with the full exercise by the Initial Purchasers of their option to purchase the Option Notes, on April 3, 2019, the Company entered into privately negotiated additional capped call transactions (the “Additional Capped Call Transactions”) with each of Morgan Stanley & Co. LLC and Bank of America, N.A. or their respective affiliates (the “Additional Capped Call Counterparties”). The Additional Capped Call Transactions initially cover, subject to customary anti-dilution adjustments, the number of shares of Common Stock that initially underlie the Option Notes. The Additional Capped Call Transactions are expected generally to reduce or offset potential dilution to holders of Common Stock upon conversion of the Option Notes and/or offset the potential cash payments that the Company could be required to make in excess of the principal amount of any converted Option Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.
In connection with establishing their initial hedge of the Additional Capped Call Transactions, the Additional Capped Call Counterparties have advised the Company that they and/or their respective affiliates have entered into various derivative transactions with respect to Common Stock and/or purchase Common Stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Common Stock or the Notes at that time.
In addition, the Additional Capped Call Counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Common Stock and/or purchasing or selling Common Stock in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes. This activity could decrease (or avoid an increase) in the market price of Common Stock or the Notes, which could affect noteholders’ ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such Notes.
The Additional Capped Call Transactions are separate transactions entered into by the Company with the Additional Capped Call Counterparties, are not part of the terms of the Notes, and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Additional Capped Call Transactions.
The form of the Additional Capped Call Transaction confirmation (the “Additional Capped Call Confirmations”) is attached hereto as Exhibit 99.1 and is incorporated by reference. The description of the Additional Capped Call Confirmations contained in this Form 8-K is qualified in its entirety by reference to Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Form of Additional Capped Call Transaction Confirmation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEGG, INC.

Date: April 5, 2019	By:	/s/ Andrew Brown
Andrew Brown
Chief Financial Officer